SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 3)

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☐	Definitive proxy statement		permitted by Rule 14a-6(e)(2)
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

SOUTHCREST FINANCIAL GROUP, INC.

Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

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December ___, 2008

TO THE SHAREHOLDERS OF
SOUTHCREST FINANCIAL GROUP, INC.:

You are cordially invited to attend a Special Meeting of Shareholders of SouthCrest Financial Group, Inc., which will be held at The Hampton Inn, 110 Meeting Place Drive, Fayetteville, Georgia, on _________, January ___, 2009, at _:00 _.m. local time.  I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

The Special Meeting has been called for the following purposes:

(1)
To approve a proposal to amend SouthCrest Financial Group’s Articles of Incorporation to authorize a class of ten million (10,000,000) shares of preferred stock, no par value.  A copy of the Amendment is set forth in Appendix A to this Proxy Statement.

(2)
To grant management of SouthCrest Financial Group the authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.

(3)	To transact any other business that may properly come before the meeting or any adjournment.

Amending our Articles of Incorporation is necessary for us to participate in the U.S. Treasury’s TARP Capital Purchase Program. SouthCrest and our subsidiaries are fundamentally sound. We have solid capital ratios and good sources of liquidity. However, we believe it is important to be eligible to participate in this Program because of the future uncertainty of the national economy. According to the Philadelphia Federal Reserve Bank, the country is and has been in an economic recession. No one knows how long this downturn will last. We have applied to take TARP Capital in an abundance of caution and believe that it is in the interest of our common stock shareholders to do so. We plan to use the additional capital to fund prudent loan growth and to further strengthen our capital position.

November 21, 2008 is the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting.

Enclosed are the Notice of Meeting, Proxy Statement, and Proxy.  We hope you can attend the Special Meeting and vote your shares in person.  On behalf of the Board of Directors, we urge you to sign, date, and return the enclosed Proxy as soon as possible, even if you currently plan to attend the Special Meeting.  Returning a Proxy in the mail will not prevent you from voting in person at the Special Meeting but will assure that your vote is counted if you are unable to attend the Special Meeting.

If you have any questions about the Proxy Statement, please call or write us.

Sincerely,
/s/ Daniel W. Brinks
Daniel W. Brinks

December __, 2008

SOUTHCREST FINANCIAL GROUP, INC.
600 Glynn Street, Suite B
Fayetteville, Georgia 30214

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ________, JANUARY ___, 2009

Notice is hereby given that a Special Meeting of Shareholders of SouthCrest Financial Group, Inc. will be held at The Hampton Inn, 110 Meeting Place Drive, Fayetteville, Georgia, on ______, January ___, 2009, at _:00 _.m. local time.

The Special Meeting has been called for the following purposes:

(1)
To approve a proposal to amend SouthCrest Financial Group’s Articles of Incorporation to authorize a class of ten million (10,000,000) shares of preferred stock, no par value.  A copy of the Amendment is set forth in Appendix A to this Proxy Statement.

(2)
To grant management of SouthCrest Financial Group the authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.

(3)	To transact any other business that may properly come before the meeting or any adjournment.

The enclosed Proxy Statement explains the proposals in greater detail.  We urge you to review these materials carefully.

Any action may be taken on any one of the foregoing proposals at the Special Meeting on the date specified above or on any date or dates to which, by original or later adjournments, the Special Meeting may be adjourned.  Shareholders of record at the close of business on November 21, 2008 will be entitled to vote at the Special Meeting and any adjournments thereof.

Your are requested to fill in and sign the enclosed form of Proxy Card that is solicited by the Board of Directors, and promptly to mail the Proxy Card in the enclosed envelope as described in the attached Proxy Statement.  The Proxy Card will not be used if you attend and choose to vote in person at the Special Meeting.

By Order of the Board of Directors,
/s/ Daniel W. Brinks
Daniel W. Brinks

December __, 2008

PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY TO SOUTHCREST IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.  IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

PROXY STATEMENT FOR THE
SPECIAL MEETING OF SHAREHOLDERS OF
SOUTHCREST FINANCIAL GROUP, INC.
JANUARY ___, 2009

INTRODUCTION

General

This Proxy Statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Directors from holders of our common stock, $1.00 par value, for use at the Special Meeting of Shareholders of SouthCrest Financial Group, Inc. to be held at The Hampton Inn, 110 Meeting Place Drive, Fayetteville, Georgia, on ______, January ___, 2009, at _:00 _.m. local time, and at any adjournments or postponements thereof.  Unless otherwise clearly specified, all references to “SouthCrest,” “we,” “us,” and “our” refer to SouthCrest Financial Group, Inc. and its subsidiaries, Bank of Upson, The First National Bank of Polk County, Peachtree Bank, and Bank of Chickamauga.

The Special Meeting is being held to consider and vote upon the proposals summarized under “Summary of Proposals” below and described in greater detail in this Proxy Statement.  Our Board of Directors knows of no other business that will be presented for consideration at the Special Meeting other than the matters described in this Proxy Statement.

These proxy materials were first mailed to our shareholders on or about December __, 2008.

The principal executive offices of SouthCrest Financial Group, Inc. are located at 600 North Glynn Street, Suite B, Fayetteville, Georgia 30214, and our telephone number is (770) 461-2781.

Summary of Proposals

                The proposals to be considered at the Special Meeting may be summarized as follows:

Proposal One.   To amend SouthCrest Financial Group’s Articles of Incorporation to authorize a class of ten million (10,000,000) shares of preferred stock, no par value.  A copy of the Amendment is set forth in Appendix A to this Proxy Statement.

Proposal Two.  To grant management of SouthCrest the authority to adjourn the Special Meeting to another time and date in order to allow the Board of Directors to solicit additional proxies or attendance at the Special Meeting.

Additionally, the Special Meeting presents the opportunity to transact any other business that may properly come before the Special Meeting or any adjournment of the Special Meeting.

Quorum and Voting Requirements

Holders of record of common stock as of the Record Date, defined below, are entitled to one vote per share on each matter to be considered and voted upon at the Special Meeting.  To hold a vote on any proposal, a quorum must be present with respect to that proposal, other than to adjourn the Special Meeting.  A quorum will be present if a majority of the votes entitled to be cast are present in person or by valid proxy. If a quorum is not present in person or by valid proxy, then the Special Meeting may be adjourned to another place, time, or date.  In determining whether a quorum exists at the Special Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes, will be counted as shares present.  A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Proposal One, relating to the amendment to SouthCrest’s Articles of Incorporation (the “Amendment Proposal”), requires approval by a majority of the shares outstanding as of the Record Date and entitled to be voted at the Special Meeting.

Proposal Two, relating to the authority of SouthCrest to adjourn the Special Meeting (the “Adjournment Proposal”), requires that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal.

Approval of any other matter properly presented for shareholder approval will require that the number of shares voted in favor of the proposal exceed the number of shares voted against the proposal, provided a quorum is present.  We know of no other matters that may be brought before the Special Meeting.  If, however, any matter (other than the two proposals or a matter incident thereto) of which we do not have reasonable prior notice properly comes before the Special Meeting, the persons appointed as proxies will vote on the matter in accordance with their best judgment.

Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether any proposal has received sufficient votes for approval, although abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. This means that abstentions and broker non-votes will have the effect of a vote against the Amendment Proposal but will have no effect on the Adjournment Proposal, or to our knowledge, on any other matter properly brought before the Special Meeting.

Record Date, Solicitation, and Revocability of Proxies

Our Board of Directors has fixed the close of business on November 21, 2008 as the record date (“Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Special Meeting.  Accordingly, only holders of record of shares of common stock on the Record Date will be entitled to notice of, and to vote at, the Special Meeting.  At the close of business on the Record Date, there were 3,931,528 shares of common stock issued and outstanding, which were held by approximately 840 holders of record.

Each copy of this Proxy Statement mailed to shareholders is accompanied by a Proxy Card with instructions for voting by mail.  Please complete and return the Proxy Card accompanying this Proxy Statement to ensure that your vote is counted at the Special Meeting, or at any adjournment or postponement of the Special Meeting, regardless of whether you plan to attend the Special Meeting.

The presence of a shareholder at the Special Meeting will not automatically revoke that shareholder’s proxy.  However, a shareholder may revoke a proxy at any time prior to its exercise by doing any of the following:

•	submitting a written revocation prior to the Special Meeting to SouthCrest Financial Group, Inc., 600 Glynn Street, Suite B, Fayetteville, Georgia 30214, Attention: Douglas J. Hertha, Secretary;

•	submitting another proxy by mail that is dated later than the original proxy; or

•	attending the Special Meeting and voting in person.

If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

The shares represented by any Proxy Card that is properly executed and received by SouthCrest Financial in time to be voted at the Special Meeting will be voted in accordance with the instructions that are marked on the Proxy Card.  If you execute your proxy but do not provide SouthCrest with any voting instructions, then your shares will be voted “FOR” the Amendment Proposal, “FOR” the Adjournment Proposal, and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the Special Meeting.  No proxy that is marked specifically AGAINST the Amendment Proposal will be voted in favor of the Adjournment Proposal unless the proxy is marked specifically FOR the Adjournment Proposal.

Proxies that are returned to us where brokers have received instructions to vote on one or more proposals but do not vote on other proposal(s) are referred to as “broker non-votes” with respect to proposal(s) not voted on.  Broker non-votes are included in determining the presence of a quorum.

In addition to solicitation by mail, directors, officers, and employees of SouthCrest may personally, or by telephone or other electronic means, solicit proxies for the Special Meeting from shareholders without additional remuneration for soliciting such proxies.  We also will provide persons, firms, banks, and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy materials for transmittal to such beneficial owners.  We will reimburse such record owners for their expense in taking such actions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of SouthCrest’s common stock as of November 17, 2008 by (1) each of our current directors and director nominees; (2) each of our named executive officers; (3) all of our present executive officers and directors as a group; and (4) each person or entity known to us to be the beneficial owner of more than 5% of our outstanding common stock, based on the most recent Schedules 13G and 13D Reports filed with the SEC and the information contained in those filings. Unless otherwise indicated, the address for each person included in the table is c/o SouthCrest Financial Group, Inc., 600 Glynn Street, Suite B, Fayetteville, Georgia 30214.  Fractional shares as a result of our dividend reinvestment plan have been rounded to the nearest share for presentation purposes.

Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security.  Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.  A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from November 17, 2008.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Shares Beneficially Owned (2)
Directors & Named Executive Officers
Richard T. Bridges	13,222		*
Daniel W. Brinks	139,353	(3)	3.49%
Harvey N. Clapp	102,890		2.62%
Joan Cravey	50,971		1.30%
Zack D. Cravey, Jr.	201,207	(4)	5.12%
Larry T. Kuglar	107,700	(5)	2.70%
Michael D. McRae	12,425	(6)	*
Dr. Warren Patrick	15,731	(7)	*
Harold W. Wyatt, Jr.	150,064	(8)	3.82%
Harold W. Wyatt, III	7,120		*
Non-Director Named Executive Officers
Douglas J. Hertha	4,625	(9)	*
Directors and Executive Officers, as a Group (11 persons)	805,308	(10)	19.82%
Other 5% Shareholders:
Robert Cravey	218,510	(11)	5.56%

*	Less than 1% of outstanding shares.

(1)
Information relating to beneficial ownership of the SouthCrest is based upon “beneficial ownership” concepts set forth in the rules promulgated under the Securities Exchange Act. Some or all of the shares may be subject to margin accounts.

(2)
The percentage of our common stock beneficially owned was calculated based on 3,931,528 shares of common stock issued and outstanding as of November 17, 2008.  The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of our common stock held by such shareholder or group and exercisable within 60 days of November 17, 2008.

(3)	Represents 33,206 shares held directly and 42,147 shares held by Mr. Brinks’ spouse, and also includes 64,000 shares that Mr. Brinks has the right to acquire within 60 days after November 17, 2008.

(4)           Represents 154,103 shares held directly and 47,104 shares held by Mr. Cravey’s spouse.

(5)	Represents 39,744 shares held directly and 3,956 shares held by Mr. Kuglar’s spouse, and also includes 64,000 shares that Mr. Kuglar has the right to acquire within 60 days after November 17, 2008.

(6)           Represents 12,375 shares held directly and 50 shares held by Mr. McRae’s spouse.

(7)	Represents 14,689 shares held directly by Dr. Patrick and 1,042 shares held by Dr. Patrick’s spouse.

(8)	Represents 2,000 shares held directly and 148,064 shares held by Wyatt Investment Group, LP, of which Mr. Wyatt is the managing member.

(9)	Includes 3,000 shares that Mr. Hertha has the right to acquire within 60 days after November 17, 2008.

(10)	Includes 131,000 shares which individuals have the right to acquire within 60 days after November 17, 2008.

(11)	According to a Schedule 13G filed on February 13, 2006, Mr. Cravey has sole voting and dispositive power over 118,920 shares and has joint voting and dispositive power over 99,590 shares.

PROPOSAL 1: TO AMEND SOUTHCREST FINANCIAL GROUP’S ARTICLES OF INCORPORATION TO AUTHORIZE PREFERRED STOCK

The Board has approved, subject to receiving shareholder approval, an amendment to SouthCrest’s Articles of Incorporation to authorize a class of 10,000,000 shares of preferred stock, no par value (the “Preferred Stock”). A copy of the amendment is set forth in Appendix A to this Proxy Statement. The Articles of Incorporation currently authorize only shares of common stock.  The amendment will vest in the Board the authority to determine by resolution the terms of one or more series of Preferred Stock, including the preferences, rights, and limitations of each series.

Provisions in a company’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions because they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities, or the rules of any stock exchange on which the company’s securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series.  The authority of the board of directors with respect to each series, without limitation, includes a determination of the following: (a) the number of shares to constitute the series, (b) the liquidation rights, if any, (c) the dividend rights and rates, if any, (d) the rights and terms of redemption, (e) the voting rights, if any, which may be full, special, conditional, or limited, (f) whether the shares will be convertible or exchangeable into securities of the company, and the rates thereof, if any, (g) any limitations on the payment of dividends on the common stock while any series is outstanding, (h) any other provisions that are not inconsistent with the articles of incorporation, and (i) any other preference, limitations, or rights that are permitted by law.

The Board believes that authorization of the Preferred Stock in the manner proposed is in the best interests of SouthCrest and its shareholders.  Authorization of the Preferred Stock will provide us with greater flexibility in meeting future capital requirements by creating series of Preferred Stock customized to meet the needs of particular transactions and then prevailing market conditions. Series of Preferred Stock would also be available for issuance from time to time for any other proper corporate purposes, including in connection with strategic alliances, joint ventures, or acquisitions.

The Board believes that the flexibility to issue Preferred Stock can enhance the Board’s arm’s-length bargaining capability on behalf of our shareholders in a takeover situation. However, under some circumstances, the ability to designate the rights of, and issue, Preferred Stock could be used by the Board to make a change in control of SouthCrest more difficult.  See “Anti-Takeover Provisions of the Articles of Incorporation and Bylaws.”

The rights of the holders of SouthCrest’s common stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. To the extent that dividends will be payable on any issued shares of Preferred Stock, the result would be to reduce the amount otherwise available for payment of dividends on outstanding shares of common stock and there might be restrictions placed on our ability to declare dividends on the common stock or to repurchase shares of common stock. The issuance of Preferred Stock having voting rights would dilute the voting power of the holders of common stock.

To the extent that Preferred Stock is made convertible into shares of common stock, the effect, upon such conversion, would also be to dilute the voting power and ownership percentage of the holders of common stock. In addition, holders of Preferred Stock would normally receive superior rights in the event of any dissolution, liquidation, or winding-up of SouthCrest, thereby diminishing the rights of the holders of common stock to distribution of our assets. To the extent that Preferred Stock is granted preemptive rights, it would entitle the holder to a preemptive right to purchase or subscribe for additional shares of SouthCrest.

The Board does not have any plans calling for the issuance of shares of Preferred Stock at the present time, other than the possible issuance of Preferred Stock to the U.S. Department of the Treasury (the “Treasury”) in connection with the Treasury’s recently announced Troubled Asset Relief Program (“TARP”) Capital Purchase Program described below.  Regardless of whether SouthCrest ultimately issues Preferred Stock under the TARP Capital Purchase Program, the Board believes that approval of the proposed amendment to the Articles of Incorporation is in our best interests for the reasons described above.

The TARP Capital Purchase Program

Pursuant to the Emergency Economic Stabilization Act of 2008 (“EESA”), which provides up to $700 billion to the Treasury to, among other things, take equity positions in financial institutions, the Treasury has established the TARP Capital Purchase Program as a means to facilitate such equity investments.  The TARP Capital Purchase Program is intended to encourage U.S. financial institutions to build capital and thereby increase the flow of financing to businesses and consumers. On October 14, 2008, the Treasury announced the initial terms for the TARP Capital Purchase Program (the “Public Terms”).

On November 17, 2008, the Treasury issued another set of terms under the TARP Capital Purchase Program designed to address certain difficulties that privately-held companies would have complying with the Public Terms (the “Private Terms”).  In effect, this modification involved separating TARP Capital Purchase Program applicants into groups based upon whether such applicants were “publicly traded” or “non-publicly traded.”  The Private Terms are meant to apply to those companies not considered to be publicly traded.

For purposes of the administration of the TARP Capital Purchase Program, the Treasury has indicated that the term “publicly traded” means a company (1) the securities of which are traded on a national securities exchange and (2) which is required to file, under the federal securities laws, periodic reports such as the annual (Form 10-K) and quarterly (Form 10-Q) reports with either the Securities and Exchange Commission or its primary federal bank regulator.  The term “national securities exchange” is not defined for purposes of the TARP Capital Purchase Program, but the term is generally considered to only include securities exchanges registered as such with the SEC, such as the NASDAQ Stock Market and the New York Stock Exchange.

Our shares are traded on the Over-the Counter Bulletin Board (“OTCBB”) and not on a national securities exchange.  As a result, it is not clear whether the Treasury will consider SouthCrest to be publicly traded for purposes of the TARP Capital Purchase Program.  Our Board of Directors has not yet determined whether, if given the option, it would elect for SouthCrest to participate in the TARP Capital Purchase Program under the Public Terms or under the Private Terms.  In addition, as the TARP Capital Purchase Plan is being administered dynamically in response to a rapidly evolving economic situation, it is unclear whether any decision made with respect to SouthCrest’s status under the TARP Capital Purchase Program, either in the form of an election by the SouthCrest or a determination by the Program’s administrators, may change over time, whether the general administration of the TARP Capital Purchase Program may be altered, or whether additional changes may be made to the terms of the investment instruments utilized by the Treasury to distribute funds under the TARP Capital Purchase Program.

As a result, we are providing information regarding both the Public Terms and the Private Terms, together with pro forma presentations reflecting Treasury investments under each set of terms.  These presentations contemplate, based upon the information available to us as of the date of this Proxy Statement, the full range of the investment for which we may be eligible, as well as the full range of terms under which this investment may be made under the TARP Capital Purchase Plan.  It is possible that any investment in SouthCrest by the Treasury pursuant to the TARP Capital Purchase Program could be on terms that differ from those described below.  It is also possible that we will ultimately not participate in any manner under the TARP Capital Purchase Program.

Summary of Public Terms

Under the Public Terms, the Treasury will purchase senior preferred shares of senior preferred stock from participating banks, bank holding companies, and other financial institutions. The senior preferred shares will qualify as Tier 1 capital for regulatory purposes and will rank senior to the common stock.  The senior preferred shares purchased by the Treasury will pay a cumulative dividend rate of 5% per annum for the first five years they are outstanding and thereafter at a rate of 9% per annum. The senior preferred shares will be non-voting but will have voting rights on matters that could adversely affect the shares. After three years, the shares will be callable at 100% of the issue price plus any accrued and unpaid dividends. Prior to the end of three years, the senior preferred shares may be redeemed with the proceeds from a qualifying equity offering of any Tier 1 perpetual preferred or common stock.  The Treasury’s consent will be required for any increase in common dividends per share or certain repurchases of common stock until the third anniversary of the date of this investment unless prior to such third anniversary either the preferred stock issued to the Treasury is redeemed in whole or the Treasury has transferred all of the preferred stock to third parties.

Public companies participating in the TARP Capital Purchase Program under the Public Terms must also issue to the Treasury warrants to purchase common stock with an aggregate market price equal to 15% of the senior preferred stock purchased by the Treasury. The exercise price of these warrants will be the market price of SouthCrest's common stock at the time of preliminary approval, calculated based upon the average price of SouthCrest's common stock over the most recent 20 days, prior to the Treasury’s approval, on which that stock was traded.  While the final exercise price will depend on the date of the Treasury's approval, based on the average price of SouthCrest's common stock over the 20 days on which the stock was traded prior to December 1, 2008, the exercise price would be $13.09. Based on this exercise price, if we sell the maximum amount of preferred stock authorized under the TARP Capital Purchase Program Public Terms, we estimate that warrants to purchase approximately 150,000 shares of common stock would be issued.

The rights of SouthCrest’s common-stock holders will be subject to, and may be adversely affected by, the rights of the Treasury as a holder of Preferred Stock issued under the Public Terms. The dividends payable on the Preferred Stock issued to the Treasury will reduce the amount otherwise available for dividends on outstanding shares of common stock, and we may not increase the common dividend per share for the first three years after the Treasury’s purchase of the Preferred Stock without the Treasury’s consent.  In addition, the Treasury will receive a $1,000 per share liquidation preference in the event of any dissolution, liquidation, or winding-up of SouthCrest, which will diminish the rights of the holders of common stock to distribution of our assets.

Upon the Treasury’s exercise of the warrants to purchase shares of SouthCrest’s common stock issued under the TARP Capital Purchase Program Public Terms, the voting power and ownership percentage of the holders of our common stock will be diluted. The amount of dilution will depend on the actual amount of capital we receive from the Treasury’s investment, the average price of our stock over the 20 days used by the Treasury to price the warrants, and the value of our stock upon the exercise of the warrants.

Also, if SouthCrest participates in the Program under the Public Terms, then we must adopt the Treasury’s standards for executive compensation and corporate governance set forth in Section 111 of EESA for the period during which the Treasury holds equity issued under this Program.  To ensure compliance with these standards, within the time frame prescribed by the Treasury for the Capital Purchase Program, we plan to enter into agreements with our senior executive officers who would be subject to the standards.  The executive officers would agree to, among other things, (1) “clawback” provisions relating to the repayment by the executive officers of incentive compensation based on materially inaccurate financial statements or performance metrics and (2) limitations on certain post-termination “parachute” payments.  We anticipate that our senior executive officers will execute the agreements in the event that our participation in the Capital Purchase Program is approved.

See Appendix B for a summary of the Public Terms as published by the Treasury.

Summary of Private Terms

Under the Private Terms, the Treasury will purchase shares of preferred stock from banks, bank holding companies, and other financial institutions.  The preferred shares will qualify as Tier 1 capital for regulatory purposes and rank senior to common stock.  The preferred shares purchased by the Treasury will pay a cumulative dividend rate of 5% per annum for the first five years they are outstanding and thereafter at a rate of 9% per annum.  The preferred shares will be non-voting but will have voting rights on matters that could adversely affect the preferred shares.  After three years, the preferred shares will be redeemable at 100% of the issue price plus any accrued and unpaid dividends.  Prior to the end of three years, the preferred shares may be redeemed with the proceeds from a qualifying offering of any Tier 1 perpetual preferred or common stock, although all redemptions of the preferred shares will in all cases be subject to the prior approval of the relevant banking regulatory authorities.  In addition, the Treasury’s consent will be required for any other equity or trust preferred repurchases prior to the tenth anniversary of its investment, so long as any preferred shares continue to be held by the Treasury.  If the Treasury continues to hold any preferred shares after the tenth anniversary of their issuance, no equity security repurchases will be permitted to be made until all of those preferred shares held by the Treasury have been redeemed or transferred to third parties.

Under the Private Terms, the Treasury’s consent will be required for any increase in dividends payable on a participating institution’s common stock until the third anniversary of the date of the Treasury’s investment unless all preferred shares initially issued to the Treasury have previously been redeemed or transferred to third parties.  After the third anniversary and up to the tenth anniversary of the date of the Treasury’s investment, Treasury approval will be required for any increase in dividends payable on the participating institution’s common stock greater than 3% per annum, unless the preferred shares have previously been redeemed or transferred to third parities.  No increase in common dividends may be effected by means of a stock dividend, split, or similar transaction during such time. If the Treasury continues to hold any preferred shares after the tenth anniversary of their issuance, no common dividends will be permitted to be paid until all preferred shares held by the Treasury have been redeemed or transferred to third parties.

Companies participating in the TARP Capital Purchase Program under the Private Terms must also issue to the Treasury warrants to purchase additional shares of preferred stock with an aggregate liquidation preference equal to 5% of the preferred shares purchased outright by the Treasury (the “Warrant Stock”).  The warrants will have an exercise price of $0.01, and the Treasury has indicated that it intends to immediately exercise the warrants. The Warrant Stock that underlies these warrants will have the same rights, preferences, privileges, voting rights, and other terms as the preferred shares purchased by the Treasury, except that (1) the Warrant Stock will pay dividends at a flat, 9% annual rate, and (2) the Warrant Stock may not be redeemed until after all of the preferred shares  that the Treasury held have been redeemed.

The rights of SouthCrest’s common-stock holders will be subject to, and may be adversely affected by, the rights of the Treasury as a holder of preferred stock issued under the Private Terms. The dividends payable on the preferred stock issued to the Treasury, both initially and as a result of the exercise of warrants, will reduce the amount otherwise available for dividends on outstanding shares of common stock, and we may not increase the common dividend per share for the first three years after the Treasury’s purchase of the preferred stock without the Treasury’s consent. In addition, the Treasury will receive a $1,000 per share liquidation preference in the event of any dissolution, liquidation, or winding-up of SouthCrest, which will diminish the rights of the holders of common stock to distribution of our assets.

If SouthCrest participates in the TARP Capital Purchase Program under the Private Terms, then we must adopt the Treasury’s standards for executive compensation and corporate governance, set forth in Section 111 of EESA, for the period during which the Treasury holds equity issued under the Program.To ensure compliance with these standards, within the time frame prescribed by the Treasury for the Capital Purchase Program, the executive officers in a participating institution must agree to, among other things, (1) “clawback” provisions relating to the repayment by the executive officers of incentive compensation based on materially inaccurate financial statements or performance metrics, and (2) limitations on certain post-termination “parachute” payments.  We anticipate that our senior executive officers will execute the agreements in the event that our participation in the Capital Purchase Program is approved.

See Appendix C for a summary of the Private Terms as published by the Treasury.

SouthCrest’s TARP Application

SouthCrest filed an application on November 12, 2008 to participate in the TARP Capital Purchase Program, seeking a $13.1 million investment. Under both the Public Terms and the Private Terms the minimum subscription amount available to a participating institution is 1% of risk-weighted assets. The maximum subscription amount is the lesser of $25 billion or 3% of risk-weighted assets. For SouthCrest, the minimum amount would be approximately $4.4 million and the maximum amount would be approximately $13.1 million.  The Treasury is not obligated to accept our application to participate in the Program and Treasury may reduce the amount of capital that it will make available to us.  If the Treasury were to deny our application or reduce the amount of capital available to us under the Capital Purchase Program, management believes that we would remain "well capitalized" although we would have less capital available to support our operations than if the Treasury were to approve our application at the maximum amount.

Pro Forma Financial Information- Public Terms

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to SouthCrest’s historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred January 1, 2007 in the case of the income statement data and September 30, 2008 in the case of the balance sheet data.  The key assumptions in the following pro forma statements include the following:

●
The issuance of preferred stock under the Public Terms of Treasury’s Capital Purchase Program for $4.4 million and $13.1 million for the minimum and maximum investment, respectively, as defined by the Program,

●
The issuances of warrants to purchase approximately 55,000 and 166,000 shares of SouthCrest common stock, respectively, for the minimum and maximum investment under the Capital Purchase Program Public Terms, and

●	The investment of the proceeds in earning assets.

We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors including the exercise price of the warrants, any subsequent changes in the common stock price, and the discount rate used to determine the fair value of the preferred stock.

The information should be read in conjunction with the SouthCrest’s audited financial statements and the related notes as filed as part of its Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of its Quarterly Report on Form10-Q for the quarter ended September 30, 2008.

The following unaudited pro forma consolidated financial data is not necessarily indicative of the financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program Public Terms been received, or the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of the financial position or results of operations that will be achieved in the future. In addition, as noted above, SouthCrest’s participation in the Capital Purchase Program is subject to the approval of our application by the Treasury and shareholder approval of the proposed amendment to our Articles of Incorporation described in this Proxy Statement.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend SouthCrest’s Articles of Incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Proxy Statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in our other reports filed with the SEC.

		Pro Forma (2)
	Historical	September 30, 2008
	September 30, 2008	Minimum	Maximum
Balance sheet data:
ASSETS
Cash and due from banks	$14,602	$14,602	$14,602
Securities and other interest earning assets (1)	145,224	149,597	158,343
Loans, net	392,540	392,540	392,540
Other assets	68,169	68,169	68,169
Total assets	$620,535	$624,908	$633,654

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$514,997	$514,997	$514,997
Borrowed funds	22,137	22,137	22,137
Other liabilities	10,466	10,466	10,466
Total liabilities	547,600	547,600	547,600

Redeemable common stock held by ESOP	1,061	1,061	1,061

Stockholders' equity
Preferred stock (1)	-	4,373	13,119
Common stock	53,717	53,717	53,717
Common stock warrants (3)	-	142	426
Discount on preferred (3)(4)	-	(142)	(426)
Retained earnings	18,374	18,374	18,374
Unearned compensation - ESOP	(326)	(326)	(326)
Accumulated comprehensive income	109	109	109
Total stockholders' equity	71,874	76,247	84,993

Total liabilities and stockholders' equity	$620,535	$624,908	$633,654

(1) The proforma financial information reflects  the issuance of a minimum $4,373,000 and a maximum of $13,119,000 of SouthCrest Financial Group, Inc. senior preferred shares.  Proceeds are assumed to be initially invested in investment securities guaranteed by an agency of the U.S. Government.
(2) The balance sheet data gives effect to the equity proceeds as of the balance sheet date.
(3) The carrying values of the senior preferred stock and the common stock warrants are determined based on their relative fair values at issue date.  The fair value of the senior preferred stock was estimated using a market rate of 12%.  The fair value of the common stock warrants was estimated to be $1.98 per share and was determined using the Black-Scholes model with the following assumptions: dividend yield, 4.93%; risk-free interest rate, 2.57%; expected life, 10 years; and volatility, 33.96%.
(4) The discount on the senior preferred stock is amortized over its estimated life of five years using the effective yield method.

	Historical	Pro Forma (1)
	Nine Months	Nine Months Ended
	Ended	September 30, 2008
	September 30, 2008	Minimum	Maximum
Income Statement Data:

Total interest income (2)	$26,498	$26,602	$26,809
Total interest expense	10,190	10,190	10,190
Net interest income	16,308	16,412	16,619
Provision for loan losses	2,307	2,307	2,307
Net interest income after provision for loan losses	14,001	14,105	14,312
Total noninterest income	4,932	4,932	4,932
Total noninterest expense (4)	15,782	15,782	15,782
Income before income taxes	3,151	3,309	3,462
Income tax expense	663	703	781
Net income	$2,488	$2,552	$2,681
Effective dividend on preferred stock (5)		188	566
Net income available to common stockholders		$2,364	$2,115

Selected Financial Ratios
Earnings per share
Basic	$0.64	$0.60	$0.54
Diluted	$0.64	$0.60	$0.53
Average basic shares outstanding	3,916,707	3,916,707	3,916,707
Average diluted shares outstanding (3)	3,916,707	3,930,262	3,957,372
Return on average equity - annualized	4.59%	4.44%	4.19%

(1) The income statement data gives effect to the preferred equity proceeds at the beginning of the period.
(2) The funds received from the senior preferred stock issue are assumed to be initially invested in investment securities guaranteed by an agency of the U.S. Government consisting of 55% mortgage backed securities and 45% bonds at a weighted average yield of 3.16%.  An incremental tax rate of 38% was assumed.  Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.
(3) The pro forma average diluted shares outstanding includes the estimated effect of the exercise of the warrants and are accounted for under the treasury stock method.
(4) The issuance costs expected to be incurred are immaterial; therefore, no effect was given in the pro forma.
(5) Consists of dividends of $164,000 and $492,000 for the minimum and maximum investments, respectively, on preferred stock at a 5% annual rate as well as $24,000 and $74,000 for the minimum and maximum investments, respectively, of accretion on discount on senior preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on an effective yield method over a 5-year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions that are subject to change. These assumptions include the discount (market rate at issuance) rate on the senior preferred stock of 12%, and assumptions underlying the value of the common stock warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the senior preferred stock.

	Historical	Pro Forma (1)
	Twelve Months	Twelve Months Ended
	Ended	December 31, 2007
	December 31, 2007	Minimum	Maximum
Income Statement Data:

Total interest income (2)	$36,859	$36,997	$37,274
Total interest expense	14,307	14,307	14,307
Net interest income	22,552	22,690	23,967
Provision for loan losses	639	639	639
Net interest income after provision for loan losses	21,913	22,051	22,328
Total noninterest income	6,797	6,797	6,797
Total noninterest expense (4)	19,634	19,634	19,634
Income before income taxes	9,076	9,214	9,704
Income tax expense	2,776	2,828	2,934
Net income	$6,300	$6,386	$6,557
Effective dividend on preferred stock (5)		251	754
Net income available to common stockholders		$6,135	$5,803

Selected Financial Ratios
Earnings per share
Basic	$1.60	$1.55	$1.47
Diluted	$1.60	$1.54	$1.44
Average basic shares outstanding	3,946,689	3,946,689	3,946,689
Average diluted shares outstanding (3)	3,946,689	3,973,191	4,026,195
Return on average equity - annualized	9.04%	8.62%	7.92%

(1) The income statement data gives effect to the preferred equity proceeds at the beginning of the period.
(2) The funds received from the senior preferred stock issue are assumed to be initially invested in investment securities guaranteed by an agency of the U.S. Government consisting of 55% mortgage backed securities and 45% bonds at a weighted average yield of 3.16%.  An incremental tax rate of 38% was assumed.  Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.
(3) The pro forma average diluted shares outstanding includes the estimated effect of the exercise of the warrants and are accounted for under the treasury stock method.
(4) The issuance costs expected to be incurred are immaterial; therefore, no effect was given in the pro forma.
(5) Consists of dividends of $219,000 and $656,000 for the minimum and maximum investments, respectively, on preferred stock at a 5% annual rate as well as $32,000 and $98,000 for the minimum and maximum investments, respectively, of accretion on discount on senior preferred stock upon issuance. The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on an effective yield method over a 5-year term, which is the expected life of the senior preferred stock upon issuance. The estimated accretion is based on a number of assumptions that are subject to change. These assumptions include the discount (market rate at issuance) rate on the senior preferred stock of 12%, and assumptions underlying the value of the common stock warrants. The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the senior preferred stock.

Pro Forma Financial Information – Private Terms

The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to SouthCrest’s historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred January 1, 2007 in the case of the income statement data and September 30, 2008 in the case of the balance sheet data.  The key assumptions in the following pro forma statements include the following:

●
The issuance of preferred stock under the Private Terms of the Treasury’s Capital Purchase Program for $4.4 million and $13.1 million for the minimum and maximum investment, respectively, as defined by the Program,

●
The issuances of warrants to purchase preferred stock having an aggregate liquidation preference of 5% of the preferred stock issued, or approximately $219,000 and $656,000 for the minimum and maximum investment, respectively, under the Capital Purchase Program Private Terms, and

●	The investment of the proceeds in earning assets.

We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors including the discount rate used to determine the fair value of the preferred stock and the warrant preferred.

The information should be read in conjunction with the SouthCrest’s audited financial statements and the related notes as filed as part of its Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of its Quarterly Report on Form10-Q for the quarter ended September 30, 2008.

The following unaudited pro forma consolidated financial data is not necessarily indicative of the financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or the issuance of the warrants pursuant to the Capital Purchase Program Private Terms been made, at the dates indicated, and is not necessarily indicative of the financial position or results of operations that will be achieved in the future. In addition, as noted above, SouthCrest’s participation in the Capital Purchase Program is subject to the approval of our application by the Treasury and shareholder approval of the proposed amendment to our Articles of Incorporation described in this Proxy Statement.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend SouthCrest’s Articles of Incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Proxy Statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in our other reports filed with the SEC.

		Pro Forma (2)
	Historical	September 30, 2008
	September 30, 2008	Minimum	Maximum
Balance sheet data:
ASSETS
Cash and due from banks	$14,602	$14,602	$14,602
Securities and other interest earning assets (1)	145,224	149,597	158,343
Loans, net	392,540	392,540	392,540
Other assets	68,169	68,169	68,169
Total assets	$620,535	$624,908	$633,654

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$514,997	$514,997	$514,997
Borrowed funds	22,137	22,137	22,137
Other liabilities	10,466	10,466	10,466
Total liabilities	547,600	547,600	547,600

Redeemable common stock held by ESOP	1,061	1,061	1,061

Stockholders' equity
Preferred stock (1)	-	4,373	13,119
Common stock	53,717	53,717	53,717
Warrant preferred (3)	-	219	656
Premium on warrant preferred (3)(4)	-	28	82
Discount on preferred (3)(4)	-	(247)	(738)
Retained earnings	18,374	18,374	18,374
Unearned compensation - ESOP	(326)	(326)	(326)
Accumulated comprehensive income	109	109	109
Total stockholders' equity	71,874	76,247	84,993

Total liabilities and stockholders' equity	$620,535	$624,908	$633,654

(1) The proforma financial information reflects  the issuance of a minimum $4,373,000 and a maximum of $13,119,000 of SouthCrest Financial Group, Inc. preferred shares.  Proceeds are assumed to be initially invested in investment securities guaranteed by an agency of the U.S. Government.
(2) The balance sheet data gives effect to the equity proceeds as of the balance sheet date.
(3) The carrying values of the preferred stock and the warrant preferred are determined based on their relative fair values at issue date.  Those fair values were estimated using a market rate of 12%.
(4) If SouthCrest elects to participate, or is selected by the Treasury, under the Private Terms of the Capital Purchase Program, then we would be required to issue to the Treasury a warrant to acquire warrant preferred stock equal to 5% of the amount of preferred stock already issued. The Private Terms provide that the warrant would be exercisable at $0.01 per share, which would generate virtually no proceeds to SouthCrest, and that the Treasury would immediately exercise the warrants upon issuance of the preferred stock. The warrant preferred would carry a dividend rate of 9% from the date of issuance, which differs from the dividend requirement on the preferred stock of 5% for the first five years and then 9% thereafter.  Assuming the issuance of the maximum amount, $13.1 million, of preferred shares, a warrant for an additional $656,000 in warrant preferred would be issued and exercised immediately, with essentially no additional proceeds to SouthCrest upon exercise. As a result, we would record total preferred stock at its redemption value of $13.1 million, additional preferred stock issuable upon exercise of a warrant of $656,000, a discount of $738,000 on the preferred, and a premium of $82,000 related to the warrant preferred. This issuance would result in an initial net increase in equity of $13.1 million representing the cash proceeds from issuance of the preferred stock. The accretion of the discount resulting from the issuance of preferred stock would be over five years, using the effective yield method, and would be recorded as an increase in dividends on preferred stock and corresponding decrease in net income available to common shareholders. The amortization of the premium resulting from the issuance of the warrant preferred would be over five years, using the effective yield method, and would be recorded as a decrease in dividends on preferred stock and corresponding increase in net income available to common shareholders.

	Historical	Pro Forma (1)
	Nine Months	Nine Months Ended
	Ended	September 30, 2008
	September 30, 2008	Minimum	Maximum
Income Statement Data:

Total interest income (2)	$26,498	$26,602	$26,809
Total interest expense	10,190	10,190	10,190
Net interest income	16,308	16,412	16,619
Provision for loan losses	2,307	2,307	2,307
Net interest income after provision for loan losses	14,001	14,105	14,312
Total noninterest income	4,932	4,932	4,932
Total noninterest expense (3)	15,782	15,782	15,782
Income before income taxes	3,151	3,255	3,462
Income tax expense	663	703	781
Net income	$2,488	$2,552	$2,681
Effective dividend on preferred stock (4)		214	647
Net income available to common stockholders		$2,338	$2,034

Selected Financial Ratios
Earnings per share
Basic	$0.64	$0.60	$0.52
Diluted	$0.64	$0.60	$0.52
Average basic shares outstanding	3,916,707	3,916,707	3,916,707
Average diluted shares outstanding	3,916,707	3,916,707	3,916,707
Return on average equity - annualized	4.59%	4.44%	4.19%

(1) The income statement data gives effect to the preferred equity proceeds at the beginning of the period.
(2) The funds received from the preferred stock issue are assumed to be initially invested in investment securities guaranteed by an agency of the U.S. Government consisting of 55% mortgage backed securities and 45% bonds at a weighted average yield of 3.16%.  An incremental tax rate of 38% was assumed.  Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.
(3) The issuance costs expected to be incurred are immaterial; therefore, no effect was given in the pro forma.
(4) Consists of dividends of $163,000 and $492,000 for the minimum and maximum investments, respectively, on preferred stock at a 5% annual rate as well as $41,000 and $125,000 for the minimum and maximum investments, respectively, of accretion on discount on preferred stock upon issuance. Also includes dividends of $15,000 and $44,000 for the minimum and maximum investments, respectively, on warrant preferred at 9% annual rate less $5,000 and $14,000 for the minimum and maximum investments, respectively, of amortization of the premium warrant preferred  upon issuance. The discount on the preferred stock is accreted back to par value using an effective yield method over a 5-year term, which is its expected life. The premium on the warrant preferred is amortized using an effective yield method over a 5-year term, which is its expected life. The estimated accretion and amortization are based on a number of assumptions that are subject to change, primarily the discount rate (market rate at issuance) on the preferred stock and warrant preferred of 12%.

	Historical	Pro Forma (1)
	Twelve Months	Twelve Months Ended
	Ended	December 31, 2007
	December 31, 2007	Minimum	Maximum
Income Statement Data:

Total interest income (2)	$36,859	$36,997	$37,274
Total interest expense	14,307	14,307	14,307
Net interest income	22,552	22,690	22,967
Provision for loan losses	639	639	639
Net interest income after provision for loan losses	21,913	22,051	22,328
Total noninterest income	6,797	6,797	6,797
Total noninterest expense (3)	19,634	19,634	19,634
Income before income taxes	9,076	9,285	9,491
Income tax expense	2,776	2,828	2,934
Net income	$6,300	$6,386	$6,557
Effective dividend on preferred stock (4)		286	864
Net income available to common stockholders		$6,100	$5,693

Selected Financial Ratios
Earnings per share
Basic	$1.60	$1.55	$1.44
Diluted	$1.60	$1.55	$1.44
Average basic shares outstanding	3,946,689	3,946,689	3,946,689
Average diluted shares outstanding	3,946,689	3,946,689	3,946,689
Return on average equity - annualized	9.04%	8.62%	7.92%

(1) The income statement data gives effect to the preferred equity proceeds at the beginning of the period.
(2) The funds received from the preferred stock issue are assumed to be initially invested in investment securities guaranteed by an agency of the U.S. Government consisting of 55% mortgage backed securities and 45% bonds at a weighted average yield of 3.16%.  An incremental tax rate of 38% was assumed.  Subsequent redeployment of the funds is anticipated but the timing of such redeployment is uncertain.
(3) The issuance costs expected to be incurred are immaterial; therefore, no effect was given in the pro forma.
(4) Consists of dividends of $217,000 and $656,000 for the minimum and maximum investments, respectively, on preferred stock at a 5% annual rate as well as $55,000 and $167,000 for the minimum and maximum investments, respectively, of accretion on discount on preferred stock upon issuance. Also includes dividends of $20,000 and $59,000 for the minimum and maximum investments, respectively, on warrant preferred at 9% annual rate less $6,000 and $18,000 for the minimum and maximum investments, respectively, of amortization of the premium warrant preferred  upon issuance. The discount on the preferred stock is accreted back to par value using an effective yield method over a 5-year term, which is its expected life. The premium on the warrant preferred is amortized using an effective yield method over a 5-year term, which is its expected life. The estimated accretion and amortization are based on a number of assumptions that are subject to change, primarily the discount rate (market rate at issuance) on the preferred stock and warrant preferred of 12%.

Capital Ratio Pro Forma – Public Terms and Private Terms

In addition to the pro forma condensed financial statements presented above, the following table shows SouthCrest’s historical regulatory capital ratios as of September 30, 2008, as well as pro forma ratios for the minimum and maximum investments under the Treasury’s Capital Purchase Program as if such investments had been made as of September 30, 2008. The minimum investment (1% of risk-weighted assets) is $4.4 million and the maximum investment (3% of risk-weighted assets) is $13.1 million. These ratios are the same whether we participate under the Public Terms or the Private Terms.

Regulatory Capital Ratios	September 30, 2008 Actual	Pro Forma as of September 30, 2008 Assuming Sale of $4.4 Million of Preferred Stock Pursuant to the Program	Pro Forma as of September 30, 2008 Assuming Sale of $13.1 Million of Preferred Stock Pursuant to the Program

Tier I Leverage Ratio	9.27%	9.93%	11.21%

Tier I Risk Based Ratio	12.75%	13.73%	15.75%

Total Risk Based Ratio	13.98%	14.95%	16.98%

At September 30, 2008, SouthCrest had capital ratios in excess of those required to be considered well-capitalized under banking regulations. The Board believes it is prudent for SouthCrest to apply for capital available under the TARP Capital Purchase Program because (i) it believes that the cost of capital under this Program may be significantly lower than the cost of capital otherwise available to SouthCrest at this time, and (ii) despite being well-capitalized, additional capital under the Treasury’s Program would provide SouthCrest and its subsidiaries additional flexibility to meet future capital needs that may arise.  Specifically, if we receive the $13.1 million of capital that we applied for under the Capital Purchase Program, then we plan to contribute $6.5 million to our subsidiaries and to retain the remainder of the proceeds at the parent-company level for general corporate purposes.  If we receive the minimum $4.4 million available to us under the Program, then we plan to contribute $2.2 million to our subsidiaries and retain the remainder of the proceeds at the parent-company level as described above.  In either case, our subsidiaries plan to use the additional capital to fund prudent loan growth in their markets and to further strengthen their capital positions.

Adoption of the Amendment Proposal requires the approval of at least a majority of the votes entitled to be cast at the meeting.

The Board recommends that shareholders vote FOR the Amendment Proposal.

PROPOSAL 2:  TO AUTHORIZE MANAGEMENT TO ADJOURN
THE SPECIAL MEETING IF NECESSARY

If the number of shares of common stock present or represented at the Special Meeting and voting in favor of the Amendment Proposal is insufficient to approve the Amendment Proposal, then SouthCrest’s management may move to adjourn the Special Meeting in order to enable the Board to continue to solicit additional proxies in favor of the Amendment Proposal.  In that event, you will be asked only to vote upon the Adjournment Proposal but not the Amendment Proposal.

In this Adjournment Proposal, the Board is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the Special Meeting and any later adjournment under the circumstances described above.  If the shareholders approve this Adjournment Proposal, then management could adjourn the Special Meeting (and any adjourned section of the Special Meeting) to use the additional time to solicit additional proxies in favor of the Amendment Proposal, including the solicitation of proxies from shareholders that have previously voted against the Amendment Proposal.  Among other things, approval of the Adjournment Proposal could mean that even if proxies representing a sufficient number of votes against the Amendment Proposal have been received, management could adjourn the Special Meeting without a vote on the Amendment Proposal and seek to convince the holders of those shares to change their votes to vote in favor of the Amendment Proposal.

The Board believes that if the number of shares of common stock present or represented at the Special Meeting and voting in favor of the Amendment Proposal is insufficient to approve that proposal, it is in the best interests of SouthCrest’s shareholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the Amendment Proposal.

The Board recommends that shareholders vote FOR the Adjournment Proposal.

ANTI-TAKEOVER PROVISIONS OF THE
ARTICLES OF INCORPORATION AND BYLAWS

The provisions of Georgia law, our Articles of Incorporation, and our Bylaws summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in the shareholder’s best interest.

Georgia Business Combination Statute.

This statute precludes an interested shareholder (one owning 10% or more of a Georgia corporation’s outstanding voting stock) from entering into certain business combinations (which are broadly defined) with the corporation for a period of five years from the date of becoming an interested shareholder unless (i) prior to the acquisition in which he or she became an interested shareholder, approval of the board of directors of the acquisition or business combination was obtained; (ii) the interested shareholder acquired 90% of the outstanding voting stock as a result of the transaction in which he or she became an interested shareholder; or (iii) the interested shareholder, after the acquisition in which he or she became an interested shareholder, acquired 90% of the outstanding voting stock and the business combination was approved by a majority of the voting shares not held by the interested shareholder.

This business combination statute also provides protection by setting a five-year moratorium on business combinations with an interested shareholder if certain forms of approval are not obtained in advance of the business combination. This provision encourages potential acquirers to negotiate with the board of directors and discourages hostile or “two-tiered” takeovers whereby minority shareholders may be disadvantaged.

The protection of this statute is available only if a corporation “opts in” by adopting a bylaw provision specifically providing that the statute shall apply.  SouthCrest’s Bylaws specifically adopt this business combinations provision of Georgia law, and thus the requirements set forth above apply to SouthCrest.

Georgia Fair Price Statute.

Georgia law also provides for certain voting rules and fair price requirements concerning business combinations with an interested shareholders (one owning 10% or more of a Georgia corporation’s outstanding voting stock).  This provision is designed to protect shareholders of Georgia corporations against the inequities of certain tactics that have been used in hostile takeover attempts.  Specifically, this statute is designed to deter “two-tiered” takeovers, which are one of the most coercive takeover techniques. In a “two-tiered” offer, the hostile offeror commences a tender offer for less than all of the target’s outstanding shares at a price much higher than that to be paid to remaining shareholders in the second-step “freeze-out merger.” Alternatively, a hostile offeror may offer shareholders all cash in the tender offer but then attempt to force the shareholders to accept more speculative securities in the “freeze-out merger.” A tender offer structured in either of these ways places pressure on the shareholders to tender their shares to avoid receiving the consideration of lower value to be paid in the second-step merger. Thus, these techniques may coerce shareholders into supporting a tender offer at a price they would otherwise reject as inadequate.

The fair price statute is designed to require that the second step in the transaction must be at the same price and for the same form of consideration as the initial offer. This requirement is intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless of which point in time they sell to the acquiring party.

The protection of this statute is available only if a corporation “opts in” by adopting a bylaw provision specifically providing that the statute shall apply.  SouthCrest’s Bylaws specifically incorporate the fair price provision of Georgia law described above, and thus the requirements set forth above apply to SouthCrest.

Provisions of SouthCrest’s Articles of Incorporation and Bylaws.

The provisions of SouthCrest’s Articles of Incorporation may have the effect of protecting us from unwanted takeover bids because the Board of Directors is permitted by the Articles of Incorporation to take into account in good faith all relevant factors in performing its duly authorized duties.  Specifically, the Board of Directors not only may consider the effects of any action on SouthCrest or its shareholders but also may consider the interests of the employees, customers, suppliers, and creditors of SouthCrest and SouthCrest’s subsidiaries, the communities in which offices or other establishments of SouthCrest and SouthCrest’s subsidiaries are located, and all other factors that SouthCrest’s Directors consider pertinent.

The provisions of SouthCrest’s Bylaws may also have the effect of protecting us from unwanted takeover bids because our Bylaws divide the Board of Directors into three classes of directors serving staggered three-year terms.  As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders.  The classification of Directors, together with other provisions in our Bylaws, described below, that limit the ability of shareholders to remove Directors and that permit the remaining Directors to fill any vacancies on the Board of Directors, have the effect of making it more difficult for shareholders to change the composition of the Board of Directors.  As a result, generally it will take at least two annual meetings of shareholders to change a majority of the Directors.

Our Bylaws provide that our shareholders may remove one or more Directors only for cause and only by the affirmative vote of the holders of at least two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of capital stock of the SouthCrest then entitled to vote generally in the election of directors.  Our Bylaws also provide that any vacancies occurring on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board, or by the sole remaining director.

The provisions of Georgia law, our Articles of Incorporation, and our Bylaws, described above, to the extent applicable, will have the general effect of discouraging or rendering more difficult unfriendly takeover or acquisition attempts. Consequently, such provisions would be beneficial to current management in an unfriendly takeover attempt but could have an adverse effect on shareholders who might wish to participate in such a transaction. However, SouthCrest believes that such provisions are advantageous to the shareholders in that these provisions will permit management and the shareholders to carefully consider and understand a proposed acquisition, lead to higher offering prices, and require a higher level of shareholder participation in the decision if the transaction is not approved by our Board of Directors.

SHAREHOLDER PROPOSALS AND OTHER SHAREHOLDER COMMUNICATIONS

Shareholder Proposals

To be included in SouthCrest’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by SouthCrest at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted no later than December 16, 2008 for next year’s annual meeting.  The persons named as proxies in SouthCrest’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date.  SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, by sending it to Douglas J. Hertha, Chief Financial Officer of SouthCrest at SouthCrest’s principal office at 600 North Glynn Street, Suite B, Fayetteville, Georgia 30214. The Chief Financial Officer will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SouthCrest has elected to “incorporate by reference” into this Proxy Statement certain information that we have filed with the Securities and Exchange Commission ("SEC").  This means that we are disclosing important information to shareholders by referring the shareholders to another document. The information incorporated by reference into this Proxy Statement is an important part of this Proxy Statement and is considered to be part of this Proxy Statement from the date we file that information with the SEC.  Any reports filed by us with the SEC after the date of this Proxy Statement will automatically update and, where applicable, supersede any information contained in this Proxy Statement or incorporated by reference into this Proxy Statement.

The following items in documents filed by SouthCrest with the SEC are incorporated by reference into this Proxy Statement:

•	Items 7, 7A, 8, and 9 of SouthCrest Financial Group’s Annual Report on Form 10-K for the Year Ended December 31, 2007; and

•	Items 1, 2, and 3 of SouthCrest Financial Group’s Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 2008, June 30, 2008, and September 30, 2008.

A copy of any of the documents referred to above will be furnished, without charge, by writing to Douglas J. Hertha, Chief Financial Officer of SouthCrest at SouthCrest’s principal office at 600 North Glynn Street, Suite B, Fayetteville, Georgia 30214.  The documents referred to above are also available from the Edgar filings that can be obtained through the SEC’s Internet Website (http://www.sec.gov).

WHERE YOU CAN FIND MORE INFORMATION

SouthCrest is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the SEC.  Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549.  Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549.  In addition, such reports, proxy statements, and other information are available from the Edgar filings that can be obtained through the SEC’s Internet Website (http://www.sec.gov).

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of the independent registered public accounting firm for SouthCrest is made by the Audit Committee of the Board of Directors. Dixon Hughes PLLC serves as SouthCrest’s independent auditor for the year ended December 31, 2008 and has served as SouthCrest’s independent auditors since 2005.  A representative of Dixon Hughes is not expected to be present at the Special Meeting of Shareholders.

OTHER MATTERS

           Management of SouthCrest does not know of any matters to be brought before the Special Meeting other than those described above.  If any other matters properly come before the Special Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
/s/ Daniel W. Brinks
Daniel W. Brinks

December ___, 2008

Appendix A

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
SOUTHCREST FINANCIAL GROUP, INC.

1.

The name of the corporation is SouthCrest Financial Group, Inc. (the “Corporation”).

2.

The main office of the Corporation is located at 600 North Glynn Street, Fayetteville, Georgia  30214.

3.

Article Four of the Articles of Incorporation of the Corporation is hereby amended by deleting Article Four in its entirety and inserting in lieu thereof a new Article Four as follows:

(a)           The total number of shares of capital stock which the corporation is authorized to issue is Twenty Million (20,000,000) shares, divided into Ten Million (10,000,000) shares of common stock, $1.00 par value, and Ten Million (10,000,000) shares of preferred stock, no par value (the “Preferred Stock”).  The shares of common stock shall have unlimited voting rights and shall be entitled, subject to any preferences of any Preferred Stock then outstanding, to receive the net assets of the Corporation upon dissolution.

(b)           The Board of Directors of the corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)
The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)
Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)
Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)	Any other relative rights, preferences and limitations of that series.

4.

The Board of Directors of the Corporation duly adopted the amendment set forth in Article 3 of these Articles of Amendment at a board meeting held on November 5, 2008.  The shareholders of the Corporation duly adopted the amendment set forth in Article 3 of these Articles of Amendment in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code at a special meeting of shareholders on January ___, 2009.
.
5.

All other provisions of the articles of incorporation shall remain in full force and effect.

Appendix B
TARP Capital Purchase Program

Senior Preferred Stock and Warrants

Summary of Senior Preferred Terms

Issuer:
Qualifying Financial Institution (“QFI”) means (i) any U.S. bank or U.S. savings association not controlled by a Bank Holding Company (“BHC”) or Savings and Loan Holding Company (“SLHC”); (ii) any U.S. BHC, or any U.S. SLHC which engages only in activities permitted for financial holdings companies under Section 4(k) of the Bank Holding Company Act, and any U.S. bank or U.S. savings association controlled by such a qualifying U.S. BHC or U.S. SLHC; and (iii) any U.S. BHC or U.S. SLHC whose U.S. depository institution subsidiaries are the subject of an application under Section 4(c)(8) of the Bank Holding Company Act; except that QFI shall not mean any BHC, SLHC, bank or savings association that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “U.S. BHC” and “U.S. SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United Sates or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

Initial Holder:                      United States Department of the Treasury (the “UST”).

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Senior Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:                                Senior Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Senior Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Senior Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory
Capital
Status:                                   Tier 1.

Term:                                     Perpetual life.

Dividend:
The Senior Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Senior Preferred issued by banks which are not subsidiaries of holding companies, the Senior Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:                         Senior Preferred may not be redeemed for a period of three years from thedate of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Senior Preferred. After the third anniversary of the date of this investment, the Senior Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Senior Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Senior Preferred, any accrued and unpaid dividends and (ii) in the case of noncumulative Senior Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period), and shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash.

Following the redemption in whole of the Senior Preferred held by the UST, the QFI shall have the right to repurchase any other equity security of the QFI held by the UST at fair market value.

Restrictions
on Dividends:                        For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Senior Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Senior Preferred or common shares, unless (i) in the case of cumulative Senior Preferred all accrued and unpaid dividends for all past dividend periods on the Senior Preferred are fully paid or (ii) in the case of non-cumulative Senior Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:
The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties.

Repurchases:                       The UST’s consent shall be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of this investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the UST has transferred all of the Senior Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Voting rights:                      The Senior Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred.

If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

Transferability:
The Senior Preferred will not be subject to any contractual restrictions on transfer. The QFI will file a shelf registration statement covering the Senior Preferred as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the Senior Preferred and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred including, if requested by the UST, using reasonable efforts to list the Senior Preferred on a national securities exchange. If requested by the UST, the QFI will appoint a depositary to hold the Senior Preferred and issue depositary receipts.

Executive
Compensation:
As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Summary of Warrant Terms

Warrant:
The UST will receive warrants to purchase a number of shares of common stock of the QFI having an aggregate market price equal to 15% of the Senior Preferred amount on the date of investment, subject to reduction as set forth below under “Reduction”. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, shall be the market price for the common stock on the date of the Senior Preferred investment (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments. The exercise price shall be reduced by 15% of the original exercise price on each six-month anniversary of the issue date of the warrants if the consent of the QFI stockholders described below has not been received, subject to a maximum reduction of 45% of the original exercise price.

Term:                                     10 years

Exercisability:                      Immediately exercisable, in whole or in part

Transferability:
The warrants will not be subject to any contractual restrictions on transfer; provided that the UST may only transfer or exercise an aggregate of one- half of the warrants prior to the earlier of (i) the date on which the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings and (ii) December 31, 2009. The QFI will file a shelf registration statement covering the warrants and the common stock underlying the warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. The QFI will also grant to the UST piggyback registration rights for the warrants and the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants and the common stock underlying the warrants. The QFI will apply for the listing on the national exchange on which the QFI’s common stock is traded of the common stock underlying the warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the warrants or the common stock.

Voting:	The UST will agree not to exercise voting power with respect to any shares of common stock of the QFI issued to it upon exercise of the warrants.

Reduction:
In the event that the QFI has received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the warrants then held by the UST shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the warrants (taking into account all adjustments) and (ii) 0.5.

Consent:
In the event that the QFI does not have sufficient available authorized shares of common stock to reserve for issuance upon exercise of the warrants and/or stockholder approval is required for such issuance under applicable stock exchange rules, the QFI will call a meeting of its stockholders as soon as practicable after the date of this investment to increase the number of authorized shares of common stock and/or comply with such exchange rules, and to take any other measures deemed by the UST to be necessary to allow the exercise of warrants into common stock.

Substitution:
In the event the QFI is no longer listed or traded on a national securities exchange or securities association, or the consent of the QFI stockholders described above has not been received within 18 months after the issuance date of the warrants, the warrants will be exchangeable, at the option of the UST, for senior term debt or another economic instrument or security of the QFI such that the UST is appropriately compensated for the value of the warrant, as determined by the UST.

Appendix C

TARP Capital Purchase Program
(Non-Public QFIs, excluding S Corps and Mutual Organizations)
Preferred Securities

Summary of Preferred Terms

Issuer:
Qualifying Financial Institution (“QFI”) means any (i) top-tier Bank Holding Company (“BHC”), or top-tier Savings and Loan Holding Company (“SLHC”) that engages solely or predominately in activities permissible for financial holding companies under relevant law, that in either case is not publicly traded,1 (ii) U.S. bank or U.S. savings association organized in a stock form that are neither publicly traded nor controlled by a BHC or SLHC, or (iii) U.S. bank or U.S. savings association that is not publicly traded and is controlled by a SLHC that is not publicly traded and does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law, other than S Corporations and Mutual Depository Institutions. The term QFI shall not mean any institution that is controlled by a foreign bank or company. For purposes of this program, “U.S. bank”, “U.S. savings association”, “BHC” and “SLHC” means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine the eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

“S Corporation” means any U.S. bank, U.S. savings association, BHC or SLHC organized as a corporation that has made a valid election to be taxed under Subchapter S of the U.S. Internal Revenue Code.

“Mutual Depository Institution” means any U.S. bank, U.S. savings association, BHC or SLHC organized in a mutual form.

Initial Holder:	United States Department of the Treasury (the “UST”).

____________________________

1   For the purposes of this term sheet “publicly traded” means a company (1) whose securities are traded on a national securities exchange and (2) required to file, under the federal securities laws, periodic reports such as the annual (Form 10-K) and quarterly (Form 10-Q) reports with either the Securities and Exchange Commission or its primary federal bank regulator. A company may be required to do so by virtue of having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which applies to all companies that are traded on an exchange or that have $10 million in assets and 500 shareholders of record or Section 15(d) of the Exchange Act which requires companies that have filed a registration statement under the Securities Act of 1933, as amended, and have 300 or more securityholders of record of the registered class to file reports required under Section 13 of the Exchange Act, e.g., periodic reports.

Size:	QFIs may sell preferred to the UST subject to the limits and terms described below.

Each QFI may issue an amount of Preferred equal to not less than 1% of its risk-weighted assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

Security:
Preferred, liquidation preference $1,000 per share. (Depending upon the QFI’s available authorized preferred shares, the UST may agree to purchase Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Preferred and issue depositary receipts.)

Ranking:	Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Regulatory
Capital Status:	Tier 1.

Term:	Perpetual life.

Dividend:
The Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Preferred issued by banks which are not subsidiaries of holding companies, the Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Redemption:
Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below), which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Preferred. After the third anniversary of the date of this investment, the Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period). All redemptions shall be subject to the approval of the QFI’s primary federal bank regulator.

“Qualified Equity Offering” shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash (other than any sales made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008).

Restrictions
on Dividends:
Subject to certain exceptions, for as long as any Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Preferred or common shares, unless (i) in the case of cumulative Preferred all accrued and unpaid dividends for all past dividend periods on the Preferred are fully paid or (ii) in the case of non-cumulative Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

Common dividends:
The UST’s consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment. After the third anniversary and prior to the tenth anniversary, the UST’s consent shall be required for any increase in aggregate common dividends per share greater than 3% per annum; provided that no increase in common dividends may be made as a result of any dividend paid in common shares, any stock split or similar transaction. The restrictions in this paragraph no longer apply if the Preferred and Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and Warrant Preferred to third parties.

Repurchases:
The UST’s consent shall be required for any repurchases of equity securities or trust preferred securities (other than (i) repurchases of the Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the tenth anniversary of the date of this investment unless prior to such tenth anniversary the Preferred and the Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and the Warrant Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares if prohibited as described above under “Restrictions on Dividends”.

Other Dividend and
Repurchase
Restrictions:
From and after the tenth anniversary of the date of this investment, the QFI shall be prohibited from paying common dividends or repurchasing any equity securities or trust preferred securities until all equity securities held by the UST are redeemed in whole or the UST has transferred all of such equity securities to third parties.

Voting rights:
The Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Preferred, (ii) any amendment to the rights of Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Preferred.

If dividends on the Preferred are not paid in full for six dividend periods, whether or not consecutive, the Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for (i) all prior dividend periods in the case of cumulative Preferred or (ii) four consecutive dividend periods in the case of noncumulative Preferred.

Transferability:
The Preferred will not be subject to any contractual restrictions on transfer or the restrictions of any stockholders’ agreement or similar arrangement that may be in effect among the QFI and its stockholders at the time of the Preferred investment or thereafter; provided that the UST and its transferees shall not effect any transfer of the Preferred which would require the QFI to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act. If the QFI otherwise becomes subject to such reporting requirements, the QFI will file a shelf registration statement covering the Preferred as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST and its transferees shall have piggyback registration rights for the Preferred. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the Preferred.

Executive
Compensation:
As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

Related Party
Transactions:
For as long as the UST holds any equity securities of the QFI, the QFI and its subsidiaries will not enter into transactions with related persons (within the meaning of Item 404 under the SEC’s Regulation S-K) unless (i) such transactions are on terms no less favorable to the QFI and its subsidiaries than could be obtained from an unaffiliated third party, and (ii) have been approved by the audit committee or comparable body of independent directors of the QFI.

Summary of Warrant Terms

Warrant:
The UST will receive warrants to purchase, upon net settlement, a number of net shares of preferred stock of the QFI (the “Warrant Preferred”) having an aggregate liquidation preference equal to 5% of the Preferred amount on the date of investment. The initial exercise price for the warrants shall be $0.01 per share or such greater amount as the charter may require as the par value per share of Warrant Preferred. The UST intends to immediately exercise the warrants.

Term:	10 years

Exercisability:	Immediately exercisable, in whole or in part.

Warrant Preferred:
The Warrant Preferred shall have the same rights, preferences, privileges, voting rights and other terms as the Preferred, except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and (2) the Warrant Preferred may not be redeemed until all the Preferred has been redeemed.

Transferability:
The warrants will not be subject to any contractual restrictions on transfer or the restrictions of any stockholders’ agreement or similar arrangement that may be in effect among the QFI and its stockholders at the time of this investment or thereafter; provided that the UST shall not effect any transfer of the warrants or underlying Warrant Preferred which would require the QFI to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act.

If the QFI otherwise becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act, the QFI will file a shelf registration statement covering the warrants and the Warrant Preferred underlying the warrants as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST and its transferees shall have piggyback registration rights for the warrants and the Warrant Preferred underlying the warrants. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the warrants or the Warrant Preferred.

REVOCABLE PROXY
SOUTHCREST FINANCIAL GROUP, INC.

REVOCABLE PROXY BY AND ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON  JANUARY ___, 2009

The undersigned hereby appoints Daniel W. Brinks and Larry T. Kuglar, or either of them, each with full power of substitution, as Proxies to vote all shares of the $1.00 par value common stock of SouthCrest Financial Group, Inc. that the undersigned is entitled to vote at the Special Meeting of Shareholders to be held _______, January ___, 2009, at _:00 _.m., local time, at The Hampton Inn, 110 Meeting Place Drive, Fayetteville, Georgia, and at any postponement or adjournment thereof.

The Proxies will vote, as directed on this proxy, on the proposals set forth in the notice of the special meeting and proxy statement.  The Proxies are authorized to vote at their discretion as to any other business which may come properly before the special meeting.  If a vote is not specified, the Proxies will vote for approval of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND FOR PROPOSAL 2.

PROPOSAL 1:
To approve a proposed amendment to SouthCrest Financial Group’s Articles of Incorporation authorizing a class of ten million (10,000,000) shares of preferred stock, no par value, as set forth in Appendix A to the Proxy Statement.

_____	FOR the proposed amendment to the Articles of Incorporation	_____	AGAINST the proposed amendment to the Articles of Incorporation	_____	ABSTAIN

PROPOSAL 2:
To authorize management of the SouthCrest Financial Group to adjourn the Special Meeting to another time and date if such action is necessary to solicit additional proxies or attendance at the Special Meeting.

_____	FOR authority to adjourn the Special Meeting	_____	AGAINST authority to adjourn the Special Meeting	_____	ABSTAIN

This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR Proposals 1 and 2.  Discretionary authority is hereby conferred as to all other matters as to which management does not have reasonable notice prior to the meeting and that properly come before the meeting.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Detach above card, mark, sign, date, and return in the envelope furnished.

 REVOCABLE PROXY
SOUTHCREST FINANCIAL GROUP, INC.

Dated: , 20__
(Be sure to date your Proxy)

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)

Please sign exactly as name appears on the label below.  When shares are held by joint tenants both should sign.  Signatures must correspond exactly with the name or names appearing on the stock certificate(s).  When signing as attorney, executor, administrator, trustee, guardian, or custodian, please indicate the capacity in which you are acting.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN ABOVE, AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.